EXHIBIT 99.1

For Immediate Release

Acterna Corporation Securities to Trade on the OTC Bulletin Board

Germantown, MD – January 29, 2003 – Acterna Corporation today announced that its common stock will begin trading on the OTC Bulletin Board effective at the open of business on Monday, February 3, 2003, under the symbol “ACTR.” The move follows a decision made by a Nasdaq Listing Qualifications Panel on January 23, 2003, that, because Acterna has not met its listing requirements, the company’s common stock will be delisted from the Nasdaq SmallCap Market.

Acterna will report financial results for the third quarter ended December 31, 2002 on February 14.

About Acterna Corporation

Based in Germantown, Maryland, Acterna Corporation (Nasdaq: ACTR) is the holding company for Acterna, da Vinci Systems and Itronix. Acterna is the world’s second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

Contacts:

Media – Jim Monroe, 240-404-1922
Investors – Mike Rhine, 240-404-1823